Exhibit 23.1

广东深谋律师事务所 Guangdong Shenmou Law Firm Room 2201A, 22nd Floor, Modern International Building, No. 3038, Jintian Road, Futian District, Shenzhen City, Guangdong Province，China

To:

CIMG Inc

Room R2, FTY D, 16/F,

Kin Ga Industrial Building,

9 San On Street, Tuen Mun,

Hong Kong

February 13, 2026

Dear Sir/Madam,

We, Guangdong Shenmou Law Firm, refer to the Annual Report for the fiscal year ended September 30, 2025 on Form 10-K as amended from time to time (the “Annual Report”) of CIMG Inc. (the “Company”), which will be filed with the Securities and Exchange Commission (the “SEC”).

We, being the PRC legal advisor to the Company in connection with the Annual Report, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the Annual Report, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the Annual Report.

We also hereby consent to the filing of this consent letter in connection with the Annual Report with the SEC as exhibit to the Annual Report.

Yours faithfully,

/s/ Guangdong Shenmou Law Firm
Guangdong Shenmou Law Firm